Exhibit 99.2

Contact: Pete De Spain Vice President, Investor Relations & Corporate Communications (858) 792-3729 pdespain@meipharma.com

MEI PHARMA REPORTS SIGNIFICANT CLINICAL ACTIVITY IN PHASE II STUDY OF

PRACINOSTAT IN FRONT LINE ACUTE MYELOID LEUKEMIA

Company Outlines Plans for Phase III Registration Study

San Diego – December 8, 2014 – MEI Pharma, Inc. (Nasdaq: MEIP), an oncology company focused on the clinical development of novel therapies for cancer, reported significant clinical activity from a Phase II study of its investigational drug candidate Pracinostat in combination with azacitidine (marketed as Vidaza®) in elderly patients with newly diagnosed acute myeloid leukemia (AML). Interim data from 33 evaluable patients treated at 15 centers were presented at the American Society of Hematology (ASH) Annual Meeting in San Francisco on Saturday.

According to the presentation, 15 of 33 patients (45%) to date have achieved the primary endpoint of complete response (CR) plus complete response with incomplete blood count recovery (CRi) plus morphologic leukemia-free state (MLFS). No patient who achieved a clinical response has progressed. The combination of Pracinostat and azacitidine has been generally well-tolerated in the study, with no unexpected toxicities, with six subjects discontinued due to treatment-emergent adverse events. The study recently completed enrollment with a total of 50 patients, 17 of which are still too early for their initial clinical response assessment. The 60-day mortality rate, often used as an important benchmark in AML clinical studies, is approximately 10% (three of 33 patients). Currently, 14 patients have exceeded 90 days on study of which nine (64%) have achieved a CR, many evolving from a lesser earlier response.

“These data support definitive development of Pracinostat in combination with azacitidine in elderly AML patients,” concluded Dr. Guillermo Garcia-Manero, MD Anderson Cancer Center, lead author and principal investigator of the study. “Most responses are occurring rapidly, often within the first two cycles, and continue to improve with ongoing therapy. Therefore, the observed response rate, which is already higher than we would expect from azacitidine alone, is likely to increase with longer follow-up of patients.”

Pracinostat in combination with azacitidine was well tolerated in this population of elderly AML patients. The most common treatment-emergent adverse events included neutropenia, febrile neutropenia, thrombocytopenia, nausea, fatigue and anemia. Adverse events resulting in dose reductions were uncommon and frequently due to disease under study. Six patients to date have received study drug beyond 230 days, reflecting long-term tolerability.

“Based on these encouraging data and recent discussions with the U.S. Food and Drug Administration, we are now actively preparing for a Phase III registration study using CR as the primary endpoint to support accelerated approval for this indication and overall survival as the endpoint for full approval,” said Robert D. Mass, MD, Chief Medical Officer of MEI Pharma. “Meanwhile, we look forward to unblinding our randomized, placebo-controlled Phase II study of Pracinostat and azacitidine in front line myelodysplastic syndrome and reporting top line data in March 2015.”

A copy of Saturday’s poster presentation, entitled “Pracinostat in Combination with Azacitidine Produces a High Rate and Rapid Onset of Disease Remission in Patients with Previously Untreated Acute Myeloid Leukemia (AML),” is available at www.meipharma.com.

About Pracinostat

Pracinostat is an oral histone deacetylase (HDAC) inhibitor that has been tested in a number of Phase I and Phase II clinical trials in advanced hematologic disorders and solid tumor indications in both adult and pediatric patients. Pracinostat has been generally well tolerated in more than 300 patients to date, with manageable side effects often associated with drugs of this class, including fatigue, myelos`uppresion and gastrointestinal toxicity. In a Phase I dose-escalation trial, Pracinostat demonstrated evidence of single-agent activity in elderly AML patients, including two out of 14 (14%) who achieved a CR, with durable responses persisting 206+ and 362 days, respectively. In addition, results from a pilot study of Pracinostat in combination with Vidaza in patients with advanced myelodysplastic syndrome (MDS) showed an overall response rate of 90% (nine out of 10), including eight patients who achieved either a CR or a CRi.

MEI Pharma owns exclusive worldwide rights to Pracinostat.

About AML

Acute myeloid leukemia (also known as acute myelogenous leukemia) is the most common acute leukemia affecting adults, and its incidence is expected to increase as the population ages. The American Cancer Society estimates about 14,590 new cases of AML per year in the U.S., with an average age of about 66. Treatment options for AML remain virtually unchanged over the past 30 years. Front line treatment consists primarily of chemotherapy, while the National Comprehensive Cancer Network (NCCN) Clinical Practice Guidelines in Oncology recommend azacitidine or decitabine (marketed as Dacogen®) as low intensity treatment options for AML patients over the age of 60 who are unsuitable for induction chemotherapy.

About MEI Pharma

MEI Pharma, Inc. (Nasdaq: MEIP) is a San Diego-based oncology company focused on the clinical development of novel therapies for cancer. The Company’s lead drug candidate is Pracinostat, a potential best-in-class, oral HDAC inhibitor currently being developed for MDS and AML. In August 2014, the Company completed enrollment in a randomized, placebo-controlled Phase II study of Pracinostat in combination with azacitidine in patients with previously untreated intermediate-2 or high-risk MDS. The Company plans to unblind the study and report topline data in Q1 2015. MEI Pharma is also developing ME-344, a mitochondrial inhibitor currently in a Phase Ib study in combination with topotecan (marketed as Hycamtin®) in patients with small cell lung or ovarian cancer who failed initial therapy. In September 2013, the Company further expanded its pipeline of drug candidates with the acquisition of PWT143, a highly selective PI3K delta inhibitor. For more information, go to www.meipharma.com.

Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical trials and approved by the FDA as being safe and effective for the intended use. Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties or differences in interpretation in clinical trial results; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.